Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

JAMES DICKE II STEPS DOWN FROM DPL BOARD

DAYTON, OHIO, September 21, 2005 – DPL Inc. (NYSE: DPL) announced today that, after 15 years of service, James Dicke II has resigned from the DPL Board of Directors to pursue personal interests and opportunities.  Mr. Dicke stated, “I am pleased to be able to leave the Board at this time, knowing that DPL is in such dedicated and capable Board and management hands.”

“Jim’s commitment to DPL and its customers, shareholders and employees is greatly appreciated,” said Robert Biggs, Executive Chairman of DPL Inc.  “He is an exceptionally broad-gauged business executive who has provided this company with insight and imaginative leadership throughout his 15 years on the Board, and we wish him the very best as he moves on to pursue new opportunities.”

Mr. Dicke has been a member of the DPL Board of Directors since 1990 and is the Chairman and Chief Executive Officer of Crown Equipment Corporation in New Bremen, Ohio.  His is also a Director of Gulf States Paper, a Trustee of Trinity University and a Commissioner of the Smithsonian American Art Museum.

Mr. Dicke was Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of the Board.  Dr. Ned Sifferlen, currently Vice Chair of the Nominating and Corporate Governance Committee, will become Chair of that Committee and retired General Lester Lyles will serve as Vice Chair.  Following Mr. Dicke’s resignation, DPL has nine Board members, seven of whom are independent under SEC and NYSE requirements.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.